Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

FULL FISCAL YEAR AND FOURTH QUARTER

FISCAL 2022 RESULTS

•	Financial Highlights
•	Revenues for the fourth fiscal quarter and fiscal 2022 increased $52.4 million or 16% and $360.2 million or 21%, respectively, compared to the prior year periods.
•	Gross Profit for the fourth fiscal quarter and fiscal 2022 increased $20.7 million or 13% and $68.4 million or 8%, respectively, compared to the prior year periods.
•	Margin per gallon for the fourth fiscal quarter and fiscal 2022 increased 17% and 12%, respectively, compared to the prior year periods.
•	Net loss attributable to Ferrellgas Partners, L.P. was $19.4 million for the fourth fiscal quarter compared to a net loss attributable to Ferrellgas Partners, L.P. of $18.8 million in the prior year period. Net earnings attributable to Ferrellgas Partners, L.P. was $148.0 million for fiscal 2022 compared to a net loss attributable to Ferrellgas Partners, L.P. of $68.4 million in fiscal 2021.
•	Company Highlights
•	The Company joined the National Propane Gas Association in June 2022. Ferrellgas’ officers now serve on both the Executive Committee and the Board of Directors of the NPGA.
•	Blue Rhino home delivery expansion continued to the Phoenix, AZ area in the fourth fiscal quarter. Additionally, limited edition Blue Rhino tank packages debuted in honor of the Company’s partnership with Operation BBQ Relief.
•	Over 900 employees received Ferrellgas Flame Awards in fiscal 2022 for exemplary performance in the areas of Safety, Customer Service, Innovation, and Leadership.
•	Over 270 employees were promoted in fiscal 2022 for key roles in field operations and corporate departments.

Liberty, MO., September 30, 2022 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its fiscal year (“fiscal 2022”) and fourth fiscal quarter ended July 31, 2022.

"When you encounter a Ferrellgas employee as they live and work across the United States, you notice how driven they are, how professional they are, and how passionate they are about their families and our customers,” said James E. Ferrell, Chief Executive Officer and President. “Our almost 4,500 full-time, seasonal and part-time employees and contractors work each day to find ways to improve and grow, they do this to benefit themselves, their team members and our customers.”

Operating expense as a percentage of total revenue decreased 2% for both periods primarily due to a focus on cost containment and strategic purchasing. As a technology enabled logistics company, Ferrellgas continues to benefit from its nationwide footprint and focus on continuous improvement. A favorable credit position over the prior year period continues to position Ferrellgas well with suppliers. The Company’s continued emphasis on leadership development, excellence in operational expense management, and implementation of logistics fundamentals continues to increase efficiency and profitability. The Company’s inventory position management also assists in mitigating the risk from price fluctuations tied to fixed price purchases of propane. Warmer weather trends of 6.7% and 5.1% for the fourth fiscal quarter and fiscal 2022, respectively, drove the 3% decline in gallons sold for both periods. The Company’s initiatives, including efficiencies in delivery of gallons and logistics management, helped offset these negative trends as margin per gallon increased by $0.18, or 17% higher, for the fourth fiscal quarter and by $0.12, or 12% higher, for fiscal 2022.

Revenues increased $52.4 million or 16% for the fourth fiscal quarter while fiscal 2022 revenues increased $360.2 million or 21%. Cost of sales had unfavorable increases of $31.7 million or 18% for the fourth fiscal quarter and $291.8 million or 33% for fiscal 2022, primarily as a result of inflationary costs for material and other commodities, such as steel used in tanks. Despite these increases, gross profit was favorable with increases of $20.7 million and $68.4 million, or 13% and 8% higher, for the fourth fiscal quarter and fiscal 2022, respectively. Operating income per gallon was $0.04 higher for both periods compared to prior year periods.

For the fourth fiscal quarter, the Company reported a net loss attributable to Ferrellgas Partners, L.P. of $19.4 million compared to a net loss of $18.8 million in the prior year period. For fiscal 2022, the Company reported net earnings attributable to Ferrellgas Partners, L.P. of $148.0 million compared to a net loss of $68.4 million in the prior year period. Adjusted EBITDA, a non-GAAP measure, increased by $10.0 million or 42% to $34.2 million in the fourth fiscal quarter compared to $24.1 million in the prior year period. Adjusted EBITDA increased by $22.0 million or 7% to $340.1 million in fiscal 2022 compared to $318.1 million in the prior year period. Adjusted EBITDA was favorably impacted by increases of $5.0 million and $28.8 million in operating income during the fourth fiscal quarter and fiscal 2022, respectively.

As previously announced on July 8, 2022, we paid a $49.9 million distribution to holders of record of the Class B Units as of June 23, 2022. The Company also made a distribution in the first fiscal quarter of $49.9 million, which was paid on October 8, 2021. The aggregate distribution of approximately $100.0 million for fiscal 2022 was made possible by the continued strong performance of the Company.

“Our success for the fourth fiscal quarter and fiscal 2022 is due to our smart, engaged, and empowered employees executing all the important roles necessary in a company like ours,” Ferrell added. “Our people have continued to invest in the development of themselves, their teams, and in the vision of our company. Across the country our hard working, dedicated employee-owners continue to win. I could not be more proud.”

Ferrellgas joined the National Propane Gas Association (“NPGA”), a trade organization representing approximately 2,400 companies in the U.S. propane industry, in June 2022. Ferrellgas’ officers now serve on both the Executive Committee and the Board of Directors of the NPGA. As one of the nation’s leading propane retailers, the Company plans to partner with the NPGA at the National and State levels, promoting the awareness of green, accessible, affordable, and efficient propane.

Ferrellgas’ employees completed over 4,300 hours of professional development training via the Ferrellgas University Program. This program allows access to thousands of courses aimed at career and professional development. This platform created over 270 opportunities for internal career advancement in field operations and corporate support areas.

In addition to previously announced home delivery services in 17 other locations, Blue Rhino expanded its home delivery services in the fourth fiscal quarter to include the Phoenix area. In conjunction with our mission to Fuel Life Simply, the home delivery program allows our customers to avoid an extra trip to the store and choose to have a fresh, cleaned, and leak-tested Blue Rhino tank or two delivered to their doorstep. In its continued collaboration with Operation BBQ Relief, a charitable organization providing hot meals to first responders and communities impacted by natural disasters, Blue Rhino introduced limited edition Operation BBQ Relief-themed tank sleeves to highlight and honor the work done by this organization throughout the country.

On Friday, September 30, 2022, the Company will conduct a live teleconference on the Internet at https://edge.media-server.com/mmc/p/ivvt62h7 to discuss the results of operations for the fiscal year ended July 31, 2022. The live webcast of the teleconference will begin at 8:30 a.m. Central Time (9:30 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at more than 60,000 selling locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 30, 2022. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2022, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	July 31, 2022	July 31, 2021

Current assets:
Cash and cash equivalents (including $11,208 and $11,500 of restricted cash at July 31, 2022 and 2021, respectively)	$158,737	$281,952
Accounts and notes receivable, net	150,395	131,574
Inventories	115,187	88,379
Price risk management asset	43,015	78,001
Prepaid expenses and other current assets	30,764	39,092
Total current assets	498,098	618,998

Property, plant and equipment, net	603,148	582,118
Goodwill, net	257,099	246,946
Intangible assets (net of accumulated amortization of $440,121 and $432,032 at July 31, 2022 and 2021, respectively)	97,638	100,743
Operating lease right-of-use asset	72,888	87,611
Other assets, net	79,244	93,228
Total assets	$1,608,115	$1,729,644

LIABILITIES, MEZZANINE AND EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$57,586	$47,913
Current portion of long-term debt	1,792	1,670
Current operating lease liabilities	25,824	25,363
Other current liabilities	218,610	246,000
Total current liabilities	303,812	320,946

Long-term debt	1,450,016	1,444,890
Operating lease liabilities	47,231	74,349
Other liabilities	43,518	61,189

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and other offering costs (700,000 units outstanding at July 31, 2022 and 2021)	651,349	651,349

Equity (Deficit):
Limited partner unitholders
Class A (4,857,605 units outstanding at July 31, 2022 and 2021)	(1,229,823)	(1,214,813)
Class B (1,300,000 units outstanding at July 31, 2022 and 2021)	383,012	383,012
General partner unitholder (49,496 units outstanding at July 31, 2022 and 2021)	(71,320)	(72,178)
Accumulated other comprehensive income	37,907	88,866
Total Ferrellgas Partners, L.P. deficit	(880,224)	(815,113)
Noncontrolling interest	(7,587)	(7,966)
Total deficit	(887,811)	(823,079)
Total liabilities, mezzanine and deficit	$1,608,115	$1,729,644

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Year ended
	July 31,		July 31,
	2022	2021	2022	2021
Revenues:
Propane and other gas liquids sales	$365,460	$317,333	$2,017,879	$	$ 1,668,852
Other	22,093	17,793	96,661		85,458
Total revenues	387,553	335,126	2,114,540		1,754,310

Cost of sales:
Propane and other gas liquids sales	207,295	175,146	1,174,004		881,936
Other	2,166	2,572	12,509		12,728

Gross profit	178,092	157,408	928,027		859,646

Operating expense - personnel, vehicle, plant & other	128,185	116,918	520,603		465,816
Operating expense - equipment lease expense	5,607	6,600	23,094		27,062
Depreciation and amortization expense	24,591	21,462	89,897		85,382
General and administrative expense	13,459	11,305	52,780		60,065
Non-cash employee stock ownership plan compensation charge	734	934	3,170		3,215
(Gain) loss on asset sales and disposals	(52)	(407)	(6,618)		1,831

Operating income	5,568	596	245,101		216,275

Interest expense	(25,594)	(24,606)	(100,093)		(173,616)
Gain (loss) on extinguishment of debt	—	5,088	—		(104,834)
Other income, net	427	77	4,833		4,246
Reorganization expense - professional fees	—	(236)	—		(10,443)

Earnings (loss) before income tax expense	(19,599)	(19,081)	149,841		(68,372)

Income tax expense	156	135	981		741

Net earnings (loss)	(19,755)	(19,216)	148,860		(69,113)

Net earnings (loss) attributable to noncontrolling interest (a)	(363)	(394)	867		(702)

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$(19,392)	$(18,822)	$147,993		$(68,411)

Class A unitholders' interest in net loss	$(83,283)	$(34,727)	$(18,770)		$(91,751)

Net loss per unitholders' interest
Basic and diluted net loss per Class A Unit	$(17.14)	$(7.15)	$(3.86)		$(18.89)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858		4,858

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Year ended
	July 31,		July 31,
	2022	2021	2022	2021
Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$(19,392)	$(18,822)	$147,993	$(68,411)
Income tax expense	156	135	981	741
Interest expense	25,594	24,606	100,093	173,616
Depreciation and amortization expense	24,591	21,462	89,897	85,382
EBITDA	30,949	27,381	338,964	191,328
Non-cash employee stock ownership plan compensation charge	734	934	3,170	3,215
(Gain) loss on asset sales and disposal	(52)	(407)	(6,618)	1,831
(Gain) loss on extinguishment of debt	—	(5,088)	—	104,834
Other income, net	(427)	(77)	(4,833)	(4,246)
Reorganization expense - professional fees	—	236	—	10,443
Severance costs include $31 and $148 in operating expense for the three and twelve months ended July 31, 2022, respectively. Also include $1 and $430 in general and administrative expense for the three and twelve months ended July 31, 2022, respectively.	32	—	578	1,761
Legal fees and settlements related to non-core businesses	3,303	1,557	7,938	10,129
Provision for doubtful accounts related to non-core businesses	—	—	—	(500)
Net earnings (loss) attributable to noncontrolling interest (a)	(363)	(394)	867	(702)
Adjusted EBITDA (b)	34,176	24,142	340,066	318,093
Net cash interest expense (c)	(26,973)	(22,437)	(99,366)	(160,153)
Maintenance capital expenditures (d)	(3,903)	(11,651)	(17,019)	(26,168)
Cash paid for income taxes	(368)	(268)	(1,018)	(706)
Proceeds from certain asset sales	745	881	4,113	4,588
Distributable cash flow attributable to equity investors (e)	3,677	(9,333)	226,776	135,654
Less: Distributions accrued or paid to preferred unitholders	16,250	16,013	65,287	24,024
Distributable cash flow attributable to general partner and non-controlling interest	(74)	187	(4,536)	(2,713)
Distributable cash flow attributable to Class A and B Unitholders (f)	(12,647)	(25,159)	156,953	108,917
Less: Distributions paid to Class A and B Unitholders (g)	49,998	—	99,996	—
Distributable cash flow excess (shortage) (h)	$(62,645)	$(25,159)	$56,957	$108,917

Propane gallons sales
Retail - Sales to End Users	94,432	95,933	624,316	632,057
Wholesale - Sales to Resellers	47,561	51,055	206,516	228,025
Total propane gallons sales	141,993	146,988	830,832	860,082

(a)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(b)	Adjusted EBITDA is calculated as net earnings (loss) attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, (gain) loss on asset sales and disposals, (gain) loss on extinguishment of debt, other income, net, reorganization expense – professional fees, severance costs, legal fees and settlements related to non-core businesses, provision for doubtful accounts related to non-core businesses, and net (earnings) loss attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures.

Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(c)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net. This amount includes interest expense related to the terminated accounts receivable securitization facility.
(d)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(e)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(f)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(g)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2022 or fiscal 2021.

(h)	Distributable cash flow excess (shortage) is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility or, previously, under our terminated accounts receivable securitization facility. Management considers Distributable cash flow excess (shortage) a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow excess (shortage), as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess (shortage) that will not occur on a continuing basis may have associated cash payments. Distributable cash flow excess (shortage) should be viewed in conjunction with measurements that are computed in accordance with GAAP.